Filed pursuant to Rule 424(b)(3)
File No.: 333-119338

GRANT PARK FUTURES FUND
LIMITED PARTNERSHIP

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Supplement dated May 4, 2007
to
Prospectus and Disclosure Document
dated March 6, 2007

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Effective May 1, 2007, the minimum dollar amount necessary for an initial investment in Class B units of the Grant Park Futures Fund (the “Fund”) has been reduced to $5,000, and any subsequent additional investment in the Fund by existing Class B limited partners has been reduced to $1,000. Also, the minimum dollar amount necessary for an initial investment in Class B units of the Fund by eligible employee benefit plans and/or individual retirement accounts has been reduced to $1,000. These minimums may be waived by the general partner, Dearborn Capital Management, L.L.C., in its sole discretion.